Exhibit 99.1


                                                         1400 Union Meeting Road
                                                         Blue Bell, PA 19422
                                                         Phone:  215-619-2700

Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D:  610-642-8253

                              FOR IMMEDIATE RELEASE

                   C&D TECHNOLOGIES NAMES NEW GENERAL COUNSEL

Blue Bell, PA - August 11, 2005 -- C&D (NYSE:CHP) today named James D. Dee as Vice President, General Counsel and Corporate Secretary, replacing Linda R. Hansen, who announced her August retirement in March 2005. Mr. Dee will commence his new position in early September. He joins the company from the Philadelphia law firm Montgomery, McCracken, Walker & Rhoads, LLP, where he was a member of the firm's corporate department, handling public company matters such as securities law, Sarbanes-Oxley Act matters, acquisitions and intellectual property.

Mr. Dee had previously served for 16 years at SPS Technologies where he was last employed as its Vice President, General Counsel and Corporate Secretary. While at SPS, Mr. Dee was responsible for all the legal and regulatory affairs of the company. Mr. Dee is also a licensed patent attorney who was responsible for the company's intellectual property licensing strategies and portfolio.

"Jim Dee will be a great addition to the C&D team," says Dr. Jeffrey Graves, President and Chief Executive Officer of the company. "His law department management experience and securities background make him a natural for the position, but it is his expertise in intellectual property that really put his credentials over the top. Technology has been a strength of C&D's for many years, and will be a cornerstone of our business strategy going forward. Jim's experience in IP will help the company more fully develop, promote and leverage these assets and capabilities in order to enhance our growth in the future."

A graduate of the Marshall-Wythe School of Law of the College of William and Mary, Mr. Dee received his undergraduate degree from the University of Pennsylvania.

About C&D Technologies:

C&D Technologies, Inc. is a leading North American producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications.

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2005, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company's actual results to differ materially from those expressed in any forward- looking statements made herein.

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